Exhibit 99.1

David Marcus Stepping Down as Head of eBay Inc.’s PayPal Business

SAN JOSE (June 9, 2014) – eBay Inc. (Nasdaq: EBAY) today announced that PayPal President David Marcus is leaving the company on June 27 to lead Facebook’s messaging products.

“As the head of PayPal, David helped make a great business better, reinvigorating product design and innovation and energizing the team to deliver compelling consumer experiences,” said eBay Inc. President and CEO John Donahoe.

“An entrepreneur at heart, David has made a career decision to focus on what he loves most – leading smaller teams to create great product experiences,” Donahoe said. “We wish him well. He leaves behind a strong leadership team, committed to not skipping a beat on executing our plans, scaling product innovation and driving global growth.”

The company, which expects to report second quarter results on July 16, said PayPal continues to build good momentum and is on track to meet its guidance for 2015. PayPal’s leadership team will report to Donahoe until a new president is named.

“Leading PayPal has been one of the most amazing experiences of my career,” Marcus said. “I’m proud of what we’ve done together over the past two years, reinvigorating and accelerating product innovation and strengthening PayPal’s global leadership in mobile and digital payments. I believe PayPal is poised for long-term success in creating the future of money. And I know the business has a strong leadership team in place. That’s why now felt like the right time to make a change and return to how I most love to spend my time, leading smaller teams to build great product experiences.”

PayPal has more than 148 million active accounts and in 2013 processed $180 billion in payment volume. A mobile commerce payments leader, PayPal processed $27 billion of mobile payments volume in 2013. PayPal accounted for 41 percent of eBay Inc. revenue in 2013.

In addition to safe, secure and easy to use online payments solutions, PayPal is driving offline, point-of-sale payments innovation with products such as PayPal Beacon, PayPal Here and PayPal mobile. PayPal also is offering best-in-class merchant solutions including Credit, small business lending products with PayPal Working Capital and simple to integrate developer tools with its global Mobile SDK. In late 2013, PayPal completed its acquisition of Braintree, which provides payments for next-gen mobile leaders such as Uber, Airbnb and TaskRabbit.

About eBay Inc.

eBay Inc. (NASDAQ: EBAY) is a global commerce and payments leader, providing a robust platform where merchants of all sizes can compete and win. Founded in 1995 in San Jose, Calif., eBay Inc. connects millions of buyers and sellers and enabled $205 billion* of commerce volume in 2013. We do so through eBay, one of the world’s largest online marketplaces, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive digital payments; and through eBay Enterprise, which enables omnichannel commerce, multichannel retailing and digital marketing for global enterprises in the U.S. and internationally. We also reach millions through specialized marketplaces such as StubHub, the world’s largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

* This adjusted number reflects decision to remove vehicles and real estate GMV from ongoing total GMV and ECV metrics (previously stated ECV for 2013 was $212 billion, incorporating vehicles and real estate GMV).

About PayPal

PayPal is the faster, safer way to pay and get paid online, via a mobile device and in store. The service gives people simpler ways to send money without sharing financial information, and with the flexibility to pay using their account balances, bank accounts, credit cards or promotional financing. With 148 million active accounts in 193 markets and 26 currencies around the world, PayPal enables global commerce, processing more than 9 million payments every day. PayPal is an eBay (Nasdaq: EBAY) company and contributed 41 percent of eBay Inc.’s revenues in 2013. PayPal is headquartered in San Jose, Calif. and its international headquarters is located in Singapore. More information about the company can be found at www.paypal-media.com.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of PayPal that are based on the company’s current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expectations regarding PayPal’s performance against the guidance set out for 2015 and the operation and management of PayPal. These forward-looking statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions and any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company’s need to successfully react to the increasing importance of mobile payments and mobile commerce and the increasing social aspect of commerce; the company’s ability to deal with the increasingly competitive ecommerce environment; changes to the company’s capital allocation or management of operating cash; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company’s need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, payment card association-related, credit offering-related and other risks specific to PayPal and Bill Me Later, especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to financial services companies come into effect; the company’s ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost; the company’s ability to maintain site security, stability and performance on all of its sites while adding new products and features in a timely fashion; and the company’s ability to profitably integrate, manage and grow businesses that have been acquired or may be acquired in the future. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about potential factors which could affect our business and results is included in eBay’s Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K, and other periodic filings. All forward-looking statements are based on information available to eBay on the date hereof, and eBay assumes no obligation to update such statements.